Exhibit 99.1

NEXGEL Reports Second Quarter 2023 Record Revenue of $1.17 Million, an Increase of 108% Year-Over-Year

LANGHORNE, Pa. – August 14, 2023 – NEXGEL, Inc. (“NEXGEL” or the “Company”) (NASDAQ: “NXGL”), a leading provider of ultra-gentle, high-water-content hydrogel products for healthcare and consumer applications, today announced financial results for the second quarter ended June 30, 2023.

Adam Levy, NEXGEL’s Chief Executive Officer, commented, “Record second quarter revenue of $1.17 million, an increase of 108% year-over-year, exceeded our projections. Our contract manufacturing line of business increased 174% year-over-year, predominately due to the full quarter contribution of our joint venture with C.G. Laboratories as well as increased demand from our existing contract customers. New and existing direct-to-consumer branded products also continued to sell through well during the quarter, increasing 44% year-over-year.”

Mr. Levy continued, “During the second quarter, we strategically invested in inventory and capital expenditure to improve equipment and increase capacity in anticipation of demand we expect during the second half of this year and beyond. Thus far the branded products sequential growth trend we saw in the first half of the year has continued into the current third quarter. Taking into account the investments we made during the quarter, we continue to have a sufficient runway of cash to operate and invest in accelerating our growth going forward.”

2023 Operational Highlights to Date

●	Announced a new strategic relationship with Enigma Health, a new joint venture company, for retail distribution and marketing services in North America.
●	Acquired a 50% interest in a newly formed joint venture (“JV”), CG Converting and Packaging, LLC, with C.G. Laboratories Inc. (“CG Labs”) for its converting and packaging business.
●	Executed a supply agreement with a large new customer relating to a new consumer product.
●	Launched advertising and marketing initiative, which has increased branded product sales.

Second Quarter 2023 Financial Highlights

For the second quarter of 2023, revenue totaled $1.17 million, an increase of $606 thousand or 108%, as compared to $561 thousand for the same period the year prior. The quarterly increase in overall revenues was primarily due to sales growth in contract manufacturing of 174% and branded products of 44% year-over-year. Revenue for the quarter included a full quarter contribution from the newly formed joint venture with C.G. Laboratories.

Gross profit for the second quarter of 2023 was $175 thousand, compared to a gross profit of $101 thousand for the same prior year period. Gross profit margin for the second quarter of 2023 was 15% as compared to 18% for the same period the year prior. The increase in gross profit was mainly due to the higher volume of contract manufacturing sales against fixed costs partially offset by higher manufacturing labor costs and increased manufacturing of promotional materials and customer product samples to support new product line growth.

Total operating expenses, including R&D and SG&A expenses, increased to $937 thousand for the three months ended June 30, 2023, compared to $819 thousand for the prior year period. The year-over-year increase was attributable to an increase in compensation and benefits and professional fees. Advertising, marketing, and Amazon fees also increased period-over-period to support new product line growth.

Net loss for the quarter ended June 30, 2023, improved to $687 thousand or $0.13 per basic and diluted share, compared to net loss of $1 million or $0.19 per basic and diluted share for the same period in 2022.

As of March 31, 2023, NEXGEL had approximately $4.3 million of cash and cash equivalents and marketable securities. During the quarter the Company invested in inventory and capital expenditures for new equipment and increase in capacity at its manufacturing facility in anticipation of increased demand in contract manufacturing during the second half of 2023.

As of June 30, 2023, NEXGEL had 5,696,064 shares of common stock outstanding.

NEXGEL Second Quarter 2023 Financial Results Conference Call

Management will host a conference call and webcast today at 4:30 p.m. Eastern Time to discuss its operational and financial results for the second quarter 2023.

Date: August 14, 2023

Time: 4:30 P.M. ET

Live Call: +1-877-300-8521 (U.S. Toll Free) or +1-412-317-6026 (International)

Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1627569&tp_key=69c361dd6d

For interested individuals unable to join the conference call, a replay will be available through August 28, 2023, at +1-844-512-2921 (U.S. Toll Free) or +1-412-317-6671 (International). Participants must use the following code to access the replay of the call: 10181557. An archived version of the webcast will also be available on NEXGEL’s Investor Relations site: https://ir.nexgel.com/.

About NEXGEL, INC.

NEXGEL is a leading provider of ultra-gentle, high-water-content hydrogels for healthcare and consumer applications. Based in Langhorne, Pa., the Company has developed and manufactured electron-beam, cross-linked hydrogels for over two decades. NEXGEL has formulated more than 200 different combinations to bring natural ingredients to gentle skin patches that can be worn for long periods of time with little to no irritation.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs, such as “will,” “should,” “would,” “may,” and “could,” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance, or achievements to be materially different from any anticipated results, performance, or achievements for many reasons. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, including but not limited to the discussion under “Risk Factors” therein, which the Company filed with the SEC and which may be viewed at http://www.sec.gov/.

Investor Contacts:

Valter Pinto, Managing Director

KCSA Strategic Communications

212.896.1254

valter@kcsa.com

Media Contacts:

Kelly Knobeck
Director of Consumer Products
info@nexgel.com

NEXGEL, INC

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2023 AND DECEMBER 31, 2022

(Unaudited)

(in thousands, except share and per share data)

	June 30, 2023	December 31, 2022
ASSETS:
Current Assets:
Cash	$3,691	$1,101
Marketable securities	612	5,508
Accounts receivable, net	950	222
Inventory	1,079	502
Prepaid expenses and other current assets	366	172
Total current assets	6,698	7,505
Goodwill	311	311
Intangibles, net	13	20
Property and equipment, net	1,413	721
Operating lease - right of use asset	1,967	1,737
Other assets	95	63
Total assets	$10,497	$10,357

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,058	$265
Accrued expenses and other current liabilities	202	130
Current portion of note payable	15	15
Warrant liability	165	242
Operating lease liability, current portion	232	207
Total current liabilities	1,672	859
Operating lease liability, net of current portion	1,819	1,593
Notes payable, net of current portion	265	268
Total liabilities	3,756	2,720

Commitments and Contingencies (Note 15)

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001 per share, 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, par value $0.001 per share, 25,000,000 shares authorized; 5,696,064 and 5,577,916 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	6	6
Additional paid-in capital	19,242	19,189
Accumulated deficit	(13,067)	(11,558)
Total NexGel stockholders’ equity	6,181	7,637
Non-controlling interest in joint venture	560	-
Total stockholders’ equity	6,741	7,637
Total liabilities and stockholders’ equity	$10,497	$10,357

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023 AND 2022

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenues, net	$1,167	$561	$1,786	$956

Cost of revenues	992	460	1,669	884

Gross profit	175	101	117	72

Operating expenses
Research and development	55	111	84	135
Selling, general and administrative	882	708	1,679	1,467
Total operating expenses	937	819	1,763	1,602

Loss from operations	(762)	(718)	(1,646)	(1,530)

Other income (expense)
Interest expense	(9)	(348)	(10)	(1,092)
Interest income	2	-	2	-
Loss on debt extinguishment	-	-	-	(150)
Other income	-	2	4	2
Gain on investments	116	-	124	-
Changes in fair value of warrant liability	11	29	77	(101)
Total other income (expense), net	120	(317)	197	(1,341)
Loss before income taxes	(642)	(1,035)	(1,449)	(2,871)
Income tax expense	-	-	-	-
Net loss	$(642)	$(1,035)	(1,449)	(2,871)
Less: Income attributable to non-controlling interest in joint venture	53	-	60	-
Net loss attributable to NexGel stockholders	(695)	(1,035)	(1,509)	(2,871)
Net loss per common share - basic	$(0.12)	$(0.19)	(0.27)	(0.52)
Net loss per common share - diluted	$(0.12)	$(0.19)	(0.27)	(0.52)
Weighted average shares used in computing net loss per common share - basic	5,662,338	5,572,234	5,624,275	5,572,234
Weighted average shares used in computing net loss per common share – diluted	5,662,338	5,572,234	5,624,275	5,572,234

NEXGEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2023	2022
Operating Activities
Net loss	$(1,509)	$(2,871)
Adjustments to reconcile net loss to net cash used in operating activities:
Income attributable to non-controlling interest in joint venture	60	-
Depreciation and amortization	68	57
Changes in ROU asset and operating lease liability	21	19
Share-based compensation and restricted stock vesting	53	134
Gain on investment in marketable securities	124	-
Changes in fair value of warrant liability and warrant modification	(77)	101
Amortization of deferred financing costs	-	1,086
Loss on extinguishment of debt	-	150

Changes in operating assets and liabilities:
Accounts receivable	(728)	(91)
Inventory	(577)	(90)
Prepaid expenses and other assets	(226)	(286)
Accounts payable	793	268
Accrued expenses and other current liabilities	72	28
Net Cash Used in Operating Activities	(1,926)	(1,495)

Investing Activities
Proceeds from sales of marketable securities	4,772	-
Investment in marketable securities	-	(5,371)
Capital expenditures	(253)	(31)
Net Cash Provided by Investing Activities	4,519	(5,402)

Financing Activities
Principle payments of notes payable	(3)	(2,033)
Net Cash Used in Financing Activities	(3)	(2,033)
Net Decrease in Cash	2,590	(8,930)
Cash – Beginning of period	1,101	13,350
Cash – End of period	$3,691	$4,420
Supplemental Disclosure of Cash Flows Information
Cash paid during the year for:
Interest	$-	$-
Taxes	$-	$-

Supplemental Non-cash Investing and Financing activities
Property and equipment contributed as capital investment to JV	$500	$-
ROU asset and operating lease liabilities recognized upon consolidation of JV	$334	$-